Exhibit 10.54

APPLIED MICRO CIRCUITS CORPORATION

April 27, 2005

Mr. Daryn Lau

Dear Daryn:

On behalf of Applied Micro Circuits Corporation (AMCC), I am pleased to extend to you an offer of employment as the Vice President and General Manager, Communications Business Unit in our Sunnyvale location. You will be reporting to Tom Tullie, Chief Operating Officer. The following are the basic terms:

1.	Your salary will be $260,000 gross per year. You will be eligible to participate in the AMCC Deferred Compensation Plan that allows you to defer certain elements of your compensation on a pre-tax basis in accordance with the terms and conditions of the plan.

2.	You will be eligible for an annual bonus depending on the company’s profitability and your individual performance as assessed by the Board of Directors and targeted at 40% of your base salary. The terms of the bonus plan are subject to approval by the Board of Directors on an annual basis. For your first year of employment (approximately May 2005 to April 2006) you will receive a guaranteed bonus of $50,000 gross, payable after the close of the FY06 fiscal year, approximately in May 2006. If your actual bonus earned in FY06 exceeds $50,000 gross, you will only be paid your actual bonus.

3.	You will receive a grant of 350,000 AMCC stock options in accordance with the terms of AMCC’s 1992 Equity Incentive Plan and stock option agreement. Subject to the terms of the then-current equity incentive plan for executives, you may be eligible for annual stock option refresh grants upon approval by the Board of Directors. Option Price: If you start your employment with AMCC after April 1, 2005, sixty-seven percent of your grant will be priced at fair market value and thirty- three percent of your grant will be ten percent premium priced, based on the closing price of AMCC’s stock on the day of the grant. Vesting: Twenty-five percent of the stock will be available to you for exercise one year from the date of grant. One-forty-eighth of the remaining grant will vest monthly thereafter and will be fully vested in four years from date of grant. All stock options offered, and all terms of the option (including option price) are contingent upon final approval by AMCC’s Board of Directors. You will also be eligible to participate in AMCC’s Employee Stock Purchase Plan, in accordance with its terms.

4.	You will receive a $100,000 gross signing bonus, payable at $50,000 gross after six months of your continuous employment with AMCC and $50,000 gross after nine months of your continuous employment with AMCC. The first check will be delivered to you within 30 days of the six month period and the second check will be delivered to you within 30 days of the nine month period, counting from your first day of employment. You must reimburse to AMCC any paid signing bonuses if you voluntarily terminate prior to 12 months of continuous employment with AMCC from your hire date. In this case, the signing bonus reimbursement will be due to AMCC within 10 days of your termination date.

5.	You will be eligible for AMCC’s standard medical, dental and life insurance benefits and AMCC’s 401K plan. AMCC benefit plans may change from time to time.

6.	Your employment with the Company is for no specified period and constitutes “at will employment .” As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

7.	Beginning your first day of employment, you must comply with the terms and conditions of the Company’s Employment Policies and Practices Guide, and other policies such as the Insider Trading Rules.

8.	Employment at AMCC is contingent upon successful completion of our standard background check and a review of your IDT employment agreement’s non-compete clause. In addition, your employment at AMCC is contingent upon your honoring all company policies and your execution of additional documents and agreements required by AMCC, including our confidentiality and invention assignment agreement and the arbitration agreement. This agreement cannot be modified except by an expressed written agreement executed by both you and the Chairman of the Board of the Company. Except as set forth herein, there are no other agreements or understandings, oral or otherwise, pertaining to your employment.

9.	Your first day of employment will be a mutually agreed upon date but no later than May 31, 2005. Please bring documentation, which verifies your eligibility to work in the United States to the Human Resources department on your first day of employment.

10.	This offer expires on April 29, 2005 at 5:00 pm Pacific. If you have any questions about this offer, please contact me at 858-535-6554.

Daryn, we look forward to you joining AMCC. Please sign this letter to indicate your acceptance of the terms and return to me no later than two days after your verbal acceptance. My fax number is 858-535-6500.

Sincerely yours,

/s/ Candace Kilburn
Candace Kilburn
Senior Vice President, Human Resources

ACKNOWLEDGED AND ACCEPTED:

Dated: April 30, 2005	/s/ Daryn Lau
Daryn Lau